SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                Amendment No. ___

                    Under the Securities Exchange Act of 1934

                               QUOKKA SPORTS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)
                                   749077 10 3
                                 (CUSIP Number)

                                  Austin Grose
                            One First Street, Suite 2
                               Los Altos, CA 94022
                                 (650) 917-5905
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 27, 1999
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 13 pages

CUSIP No.                             13D                     Page 2 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Media Technology Ventures, L.P
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     WC
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        3,654,794
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      -0-


                                         (9)  Sole Dispositive Power   3,654,794


                                         (10) Shared Dispositive Power -0-


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,654,794
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  8.34%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 3 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Media Technology Ventures Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     AF
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        471,907
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      -0-


                                         (9)  Sole Dispositive Power   471,907


                                         (10) Shared Dispositive Power -0-


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  471,907
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  1.76%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 4 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     MediaTech Management LLC
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     WC
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        4,126,701
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      -0-


                                         (9)  Sole Dispositive Power   4,126,701


                                         (10) Shared Dispositive Power -0-


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,126,701
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  10.10%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 5 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Media Technology Equity Partners, L.P.
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     WC
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        769,231
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      -0-


                                         (9)  Sole Dispositive Power   769,231


                                         (10) Shared Dispositive Power -0-


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  769,231
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  1.76%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 6 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     MTEP Management, LLC
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     WC
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        769,231
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      -0-


                                         (9)  Sole Dispositive Power   769,231


                                         (10) Shared Dispositive Power -0-


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  769,231
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  1.76%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 7 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Robert R. Ackerman, Jr.
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     AF
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        -0-
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      4,895,932


                                         (9)  Sole Dispositive Power   -0-


                                         (10) Shared Dispositive Power 4,895,932


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,895,932
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  11.17%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 8 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Jonathan E. Funk
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     AF
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        -0-
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      4,126,701


                                         (9)  Sole Dispositive Power   -0-


                                         (10) Shared Dispositive Power 4,126,701


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,126,701
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  9.00%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.                             13D                     Page 9 of 13 Pages


--------------------------------------------------------------------------------
 (1) Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Barry M. Weinman
--------------------------------------------------------------------------------
 (2) Check The Appropriate Box If A Member Of A Group               (a)
                                                                    (b)X

--------------------------------------------------------------------------------
 (3) SEC Use Only


--------------------------------------------------------------------------------
 (4) Source Of Funds*

     AF
--------------------------------------------------------------------------------
 (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e)

--------------------------------------------------------------------------------
 (6) Citizenship Or Place Of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number Of Shares                         (7)  Sole Voting Power        -0-
Beneficially Owned
By Each Reporting
Person With                              (8)  Shared Voting Power      4,895,932


                                         (9)  Sole Dispositive Power   -0-


                                         (10) Shared Dispositive Power 4,895,932


(11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,895,932
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

                  11.17%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 10 of 13 Pages

ITEM 1.  SECURITY AND ISSUER

         Class of Securities:               Common Stock

         Issuer:                            Quokka Sports, Inc.

         Principal Address:                 525 Brannon Street, Ground Floor
                                            San Francisco, California  94107

ITEM 2.  IDENTITY AND BACKGROUND

         (a)-(c) The undersigned hereby file this Schedule 13D Statement on behalf of Media Technology Ventures, L.P. ("MTV"), Media Technology Ventures Entrepreneurs Fund, L.P. ("MTVEF"), Media Technology Equity Partners, L.P. ("MTEP"), MediaTech Management LLC ("MTM"), MTEP Management, LLC ("MTEPM"), Robert R. Ackerman ("RRA"), Jonathan E. Funk ("JEF") and Barry M. Weinman ("BMW"). The principal business and office address for each of the above is One First Street, Suite 2, Los Altos, California 94022. MTV, MTVEF and MTEP are venture capital investment partnerships. MTM is the general partner of MTV and MTVEF. MTEPM is the general partner of MTEP. RRA, JEF and BMW are managing members of MTM. RRA and BMW are managing members of MTEPM.

         (d)-(e)  Not Applicable

         (f) MTV, MTVEF and MTEP are California limited partnerships. MTM AND MTEPM are California limited liability companies. RRA, JEF and BMW are citizens of the United States.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The purchases by MTV, MTVEF and MTEP were made from working capital.

ITEM 4.  PURPOSE OF TRANSACTION

         The acquisitions of the securities of the Issuer by MTV, MTVEF and MTEP were made for investment.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)
                  MTV is the direct beneficial owner of 3,654,794 shares of Common Stock, or approximately 8.34% of the shares deemed outstanding by the Issuer (43,791,118) as of July 27, 1999. MTVEF is the direct beneficial owner of 471,907 shares of Common Stock, or approximately 1.08% of the shares deemed outstanding by the Issuer (43,791,118) as of July 27, 1999. MTEP is the direct beneficial owner of 769,231 shares of Common Stock, or approximately 1.76% of the shares deemed outstanding by the Issuer (43,791,118) as of July 27, 1999.

                                                             Page 11 of 13 Pages

         (b)
                  The general partner of MTV and MTVEF, MTM, manages the shares held by MTV and MTVEF. The general partner of MTEP, MTEPM, manages the shares held by MTEP. RRA, JEF and BMW, acting together, have the power to direct the vote and/or disposition of the shares held by MTV and MTVEF. RRA and BMW, acting together, have the power to direct the vote and/or disposition of the shares held by MTEP.

         (c)
                  Transactions effected in the past 60 days by the persons listed in Item 2 are disclosed in (a) above.

         (d)
                  Except as described in this Schedule 13D Statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by MTV, MTVEF and MTEP.

         (e)
                  Not Applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

         To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any other person with respect to the securities of Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

ITEM 7.  EXHIBITS

                  Exhibit A:  Joint Filing Statement.

                                                             Page 12 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Media Technology Ventures, L.P.           Media Technology Equity Partners, L.P.

By:      MediaTech Management LLC         By:      MTEP Management, LLC
         Its General Partner                       Its General Partner

By:        /s/ Barry M. Weinman           By:          /s/ Barry M. Weinman
         -----------------------------             -----------------------------
         Managing Member                           Managing Member

Media Technology Ventures                 MTEP Management, LLC
Entrepreneurs Fund, L.P.

By:      MediaTech Management, LLC
         Its General Partner              By:          /s/ Barry M. Weinman
                                                    ----------------------------
                                                    Managing Member
By:        /s/ Barry M. Weinman
         -----------------------------
         Managing Member


MediaTech Management, LLC


By:        /s/ Barry M. Weinman
         -----------------------------
         Managing Member


           /s/ Robert R. Ackerman, Jr.               /s/  Jonathan E. Funk
         -----------------------------              ----------------------------
         Robert R. Ackerman, Jr.                    Jonathan E. Funk


           /s/ Barry M. Weinman
         -----------------------------
         Barry M. Weinman

                                    EXHIBIT A
                                                             Page 13 of 13 Pages

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

Media Technology Ventures, L.P.           Media Technology Equity Partners, L.P.

By:      MediaTech Management LLC         By:      MTEP Management, LLC
         Its General Partner                       Its General Partner

By:        /s/ Barry M. Weinman           By:          /s/ Barry M. Weinman
         -----------------------------             -----------------------------
         Managing Member                           Managing Member

Media Technology Ventures                 MTEP Management, LLC
Entrepreneurs Fund, L.P.

By:      MediaTech Management, LLC
         Its General Partner              By:          /s/ Barry M. Weinman
                                                    ----------------------------
                                                    Managing Member
By:        /s/ Barry M. Weinman
         -----------------------------
         Managing Member


MediaTech Management, LLC


By:        /s/ Barry M. Weinman
         -----------------------------
         Managing Member


           /s/ Robert R. Ackerman, Jr.               /s/  Jonathan E. Funk
         -----------------------------              ----------------------------
         Robert R. Ackerman, Jr.                    Jonathan E. Funk


           /s/ Barry M. Weinman
         -----------------------------
         Barry M. Weinman